Exhibit 99.1

For More Information Contact:

Investor Relations
Rick Etskovitz, Chief Financial Officer
Astea International Inc.
215-682-2500
retskovitz@astea.com

FOR IMMEDIATE RELEASE:

Astea Reports Third Quarter 2009 Results

Horsham, PA, November 10, 2009—Astea International Inc. (NASDAQ:ATEA), a global provider of service management solutions, today released financial results for the third quarter of 2009.

For the third quarter ended September 30, 2009, Astea reported revenues of $4.8 million compared to revenues of $5.4 million for the same period in 2008.  Net loss for the third quarter was $.4 million or ($.12) per share, compared to a net loss of $1.0 million or ($.27) per share for the same period in 2008.  License revenues were $.4 million compared to $.1 million in 2008.  Total service and maintenance revenues were $4.4 million compared to $5.3 million in 2008.

“While this quarter’s results were disappointing, we are very encouraged by the early sales activity we have already seen in the fourth quarter as well as the sales pipeline for the remainder of 2009 and the first quarter next year,” said Zack Bergreen, CEO of Astea International.  “As the market is beginning to transition for an economic turnaround and ready to start making capital investments, we are well positioned to benefit because during the economic downturn, we continued to execute and focus on the fundamentals –delivering new innovative versions of our service management and mobility applications, maintaining the highest level of satisfaction for our global customer base, supporting major worldwide implementations and maintaining stringent controls over all operating costs.  Additionally, we focused heavily on demand generation marketing programs, around the world, and as a result we are seeing a heightened level of sales activity with a good mix of opportunities across deal sizes, verticals and geographies. We believe Astea is creating a momentum in the marketplace as our solutions help new and existing customers lower costs, retain customers, and improve productivity in the current economy.”

“We are pleased with our ability to maintain and improve upon our cash position at the end of this quarter compared to the end of the previous quarter.  We expect to be profitable in the fourth quarter.  Astea remains debt-free, as our ongoing focus on cost containment has contributed to maintaining our financial position,” said Rick Etskovitz, CFO of Astea International. “Our level of professional services activity holds steady as we have a healthy backlog of professional services work in all of our regions, as new and existing customers leverage our deep domain service expertise to help them achieve new levels of service excellence.”

THIRD QUARTER HIGHLIGHTS

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This quarter included new customer wins as well as additional license sales to existing customers, for both the Astea Alliance and FieldCentrix solutions, as they continue to expand configurations and deploy additional users.

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Since opening, the Japan office has expanded personnel to accommodate the increased flow of business. There has also been an accelerated level of marketing activity that has already generated an amplified level of brand awareness and sales opportunities that will greatly contribute to Astea’s growth.

•	We hired a new managing director in EMEA as well as top sales talent to aggressively pursue both existing and new opportunities to accelerate and expand presence and growth in the EMEA market.

Astea will host a conference call that will be broadcast live over the Internet on November 11, 2009 at 11:00 AM EST to discuss the Company's third quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International
Astea International (NASDAQ: ATEA) is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management. Astea’s solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 400 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com.   Service Smart.  Enterprise Proven.

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© 2009 ASTEA INTERNATIONAL INC. ASTEA AND ASTEA ALLIANCE ARE TRADEMARKS OF ASTEA INTERNATIONAL INC. ALL OTHER COMPANY AND PRODUCT NAMES CONTAINED HEREIN ARE TRADEMARKS OF THE RESPECTIVE HOLDERS.

This press release contains forward-looking statements and expectations of future results that are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea’s products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company’s financial results are included at length in the Company’s Form 10-K for the fiscal year ended December 31, 2008, as supplemented in the 10-Q for the Quarter ended September 30, 2009 as filed with the Securities and Exchange Commission.